AMENDMENT NO. 6 TO
                          WARRANT AGREEMENT


     THIS AMENDMENT NO. 6 TO WARRANT AGREEMENT (this "Amendment") is effective as of February 28, 2001 by and between Insynq, Inc., a Delaware corporation (the "Company"), and TCA Investments, Inc. ("Holder").


                         W I T N E S S E T H

     WHEREAS, the parties have executed that certain Warrant Agreement as of June 16, 2000; and

     WHEREAS, the parties have deemed it to be in their mutual best interests to amend the Warrant Agreement to reflect a new exercise date to purchase common stock, $0.001 par value per share (the "Common Stock"), of the Company thereunder.

     NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants hereinafter contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     The Warrant Agreement is hereby amended to reflect a new exercise date of June 1, 2001, pursuant to which Holder shall be entitled to exercise the warrants reflected by the Warrant Agreement to purchase Common Stock.

     IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date set forth above.


                                       TCA INVESTMENTS, INC.

                                       By:  /s/ Franklin C. Fisher
                                       Name:    Franklin C. Fisher
                                       Title:   President


                                       INSYNQ, INC.

                                       By:  /s/ John P. Gorst
                                       Name:    John P. Gorst
                                       Title:   Chief Executive Officer


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